EXHIBIT 99

Capstone Reports Third Quarter of Fiscal 2016 Financial Results

Sequential Quarterly Improvements Result in Improved Revenue, Gross Margin, EBITDA and Net Loss

Conference Call and Webcast to Be Held Today at 1:45 PM PT, 4:45 PM ET

CHATSWORTH, Calif., Feb. 03, 2016 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST), the world’s leading clean technology manufacturer of microturbine energy systems, reported financial results for its third quarter of fiscal 2016 ended December 31, 2015. Total revenue for the third quarter of fiscal 2016 was $21.5 million and net loss was $6.0 million, or $0.34 per share, which includes the 1-for-20 reverse stock split that was effected in November 2015.

During the third quarter 2016, management continued to implement several strategic initiatives and measures to further reduce operating expenses, increase its focus on new geographies and increase microturbine adoption in the energy efficiency market vertical. These measures have been a part of management’s strategy to counteract the macroeconomic headwinds on its revenue stream as the Company works toward returning to growth and becoming EBITDA breakeven.

Financial results for the third quarter reflect sequential quarterly improvements as a result of these new strategic initiatives and measures.

On a sequential quarterly basis for the third quarter, compared with the second quarter:

  Revenue increased 20% to $21.5 million, compared with $17.9 million in the second quarter
  Gross margin improved to 19% from 11% in the second quarter
  Production, labor and overhead expenses dropped 28% on lower variable manufacturing costs
  Bookings improved to $12.3 million compared with $8.4 million in the second quarter
  Net loss declined by 24% to $6.0 million from $7.9 million in the second quarter
  Cash position (including restricted cash) increased by $2.9 million to $18.5 million
  Loss from operations dropped by $1.7 million to $5.9 million
  Inventories decreased by $8.3 million on lower finished goods and raw materials
  Working capital was $7.3 million compared to negative $4.6 million in the second quarter
  Borrowings decreased $5.6 million on the Wells Fargo credit facility to $9.6 million

Darren Jamison, President and Chief Executive Officer of Capstone Turbine, said, “The positive reception we received for our new Capstone C1000 Signature Series that was launched at the PowerGen International tradeshow in December and the recent formation of the new Capstone Energy Finance™ entity are significant milestones in the third quarter. These notable milestones, combined with our team’s resilience and proactive measures, have placed Capstone back into the driver’s seat as we increased revenue, reduced expenses, improved the gross margin and increased bookings compared to the prior quarter.”

Mr. Jamison continued, “New order flow in the third quarter strengthened as our geographical diversification efforts continued to increase, resulting in new bookings from Europe, Latin America, Australia and Asia. Concurrently, the energy efficiency market vertical continued to grow and the oil and gas sector began to improve as customers focused on improving operational efficiencies as oil prices declined.”

Business and Operational Highlights Include:

  Energy efficiency comprised 71% of shipments in the third quarter

  New product orders received this quarter reflect our geographic diversity and include:
    Colombia: C600 for a gas compression station for an oil and gas customer
    Germany: 20 microturbines (C200 and 19 C65s) for multiple CHP projects
    Germany: C800 and C200 microturbines for heat generation CHP projects
    U.S.: Microturbines for two gas producing companies operating in the Marcellus and Utica Shale regions
    U.S.: C1000 power package for CHP at a U.S. Marine Corps base in Virginia
    Hungary: two C1000 power packages for a repeat CHP customer
    Peru: First order for a C200 to provide CHP for an industrial application
    Canada: three C1000s and two C800s for an associated gas to energy project
    U.S.: First Signature Series sold (two C1000s and two C600s)
    Colombia: C600 power package for CHP at a hotel in Cartagena
    China: Two C1000 power packages for a leading Chinese offshore oil company

  Partnership programs announced this quarter include:
    Strategic partnership with MultiChill Technologies to delivery air-cooled absorption chiller and water-making systems to be used in conjunction with our C65 series microturbines in CCHP applications

    Research pilot program with Argonne National Laboratory, a non-profit research facility operated by the University of Chicago for the U.S. Department of Energy, for participation in the innovative Technologist-in-Residence pilot program to advance adoption of low-emission, high-efficiency power solutions

Mr. Jamison concluded, “We still have hard work ahead of us but I am confident that our team is on track to achieve our goals as we continue to operate in a challenging business environment. We are focused on reaching EBITDA breakeven as quickly as possible and will enter our next fiscal year with a lower cost structure that we anticipate will allow us to reach EBITDA breakeven at approximately a $30 million quarterly revenue mark. Additionally, we are developing a plan to further lower our EBITDA breakeven to a $25 million quarterly revenue level. We’re extremely pleased with our new C1000 Signature Series product launch, CHP growth in the U.S. and emerging markets, and the revenue growth opportunities that we believe our new Capstone Finance entity will bring us.”

Financial Highlights of Third Quarter of Fiscal 2016 Include:

  Total revenue of $21.5 million for the third quarter of fiscal 2016 compared with $30.1 million in the year-ago third quarter. This quarter’s results did not include any new product shipments to BPC in Russia, which contributed approximately 10% or $2.3 million of revenue during last year’s third quarter.

  Total backlog as of December 31, 2015 was $102.3 million compared with $175.5 million as of December 31, 2014 and $104.8 million as of September 30, 2015.

  Selling, General & Administrative expenses for the third quarter of fiscal 2016 were $7.0 million compared with $7.5 million in the year-ago third quarter. Excluding bad debt expense, further reductions in SG&A are expected in the fourth quarter as a result of the Company’s initiatives to lower expenses.

  Net loss for the third quarter was $6.0 million or $0.34 loss per share, compared with a net loss of $3.9 million or $0.24 loss per share in the year-ago third quarter.

  Cash and cash equivalents as of December 31, 2015 was $18.5 million when combined with restricted cash of $5.0 million related to the Wells Fargo credit facility.

Conference Call and Webcast

The Company will host a live webcast today, February 3 at 1:45 p.m. Pacific Time (4:45 p.m. Eastern Time) to discuss its financial results and provide a business update for the third quarter of fiscal year 2016 ended December 31, 2015. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to the Company's investor relations webpage at: www.capstoneturbine.com.

A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 8,700 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, United Kingdom, Mexico City, Shanghai and Singapore.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about, among other things, the shipment of finished goods, the success of our strategic initiatives and cost-cutting measures, improving our products, strengthening our distribution channels, the growth and diversification of our end markets and attaining profitability. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

"Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

Financial Tables Follow

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)
	December 31,	March 31,
	2015	2015
ASSETS
Current Assets:
Cash and cash equivalents	$13,470	$32,221
Restricted cash	5,000	—
Accounts receivable, net of allowances of $10,593 at December 31, 2015 and $11,041 at March 31, 2015	13,851	13,120
Inventories	20,431	23,097
Prepaid expenses and other current assets	2,9411	3,063
Total current assets	55,693	71,501
Property, plant and equipment, net	3,854	3,523
Non-current portion of inventories	2,287	2,258
Intangible assets, net	1,132	1,337
Other assets	281	308
Total	$63,247	$78,927

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$21,351	$22,266
Accrued salaries and wages	1,6799	2,113
Accrued warranty reserve	2,200	3,183
Deferred revenue	3,9588	3,051
Revolving credit facility	9,600	12,953
Current portion of notes payable and capital lease obligations	540	407
Total current liabilities	39,328	43,973
Long-term portion of notes payable and capital lease obligations	77	89
Other long-term liabilities	184	161
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
Common stock, $.001 par value; 515,000,000 shares authorized; 19,767,772 shares issued and 19,663,666 shares outstanding at December 31, 2015; 16,589,848 shares issued and 16,527,054 shares outstanding at March 31, 2015	354	332
Additional paid-in capital	846,557	837,650
Accumulated deficit	(821,636)	(801,764)
Treasury stock, at cost; 104,106 at December 31, 2015 and 62,794 shares at March 31, 2015	(1,617)	(1,514)
Total stockholders’ equity	23,658	34,704
Total	$63,247	$78,927

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue:
Product, accessories and parts	$18,239	$26,919	$57,074	$77,682
Service	3,220	3,165	9,270	7,910
Total revenues	21,459	30,084	66,344	85,592
Cost of goods sold:
Product, accessories and parts	14,979	21,859	48,039	64,560
Service	2,429	2,119	7,641	6,267
Total cost of goods sold	17,408	23,978	55,680	70,827
Gross margin	4,051	6,106	10,664	14,765
Operating expenses:
Research and development	2,905	2,355	8,193	6,737
Selling, general and administrative	7,002	7,508	21,796	24,815
Total operating expenses	9,907	9,863	29,989	31,552
Loss from operations	(5,856)	(3,757)	(19,325)	(16,787)
Other (expense) income	—	(31)	(38)	50
Interest expense	(159)	(134)	(506)	(421)
Loss before income taxes	(6,015)	(3,922)	(19,869)	(17,158)
Provision for income taxes	—	13	3	77
Net loss	$(6,015)	$(3,935)	$(19,872)	$(17,235)

Net loss per common share—basic and diluted	$(0.34)	$(0.24)	$(1.17)	$(1.05)

Weighted average shares used to calculate net loss per common share	17,824	16,512	16,975	16,366

CONTACT:

Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com

INVESTORS:
Dian Griesel Int’l.
Cheryl Schneider/Tom Caden
212-825-3210